DAVI LUXURY BRAND GROUP
EMPLOYMENT AGREEMENT
February 15, 2011
Confidential

This Employment Agreement (this “Agreement”) is made and entered into by and between Davi Luxury Brand Group (the “Company”) and J. Bernard Rice (“Employee”).

1. Employment.

The Company agrees to employ Employee, and Employee agrees to perform his services exclusively for the Company, on the terms and conditions set forth in this Agreement.

2. Term.

The term of this Agreement (the “Term”) shall commence on February 15, 2011 (the “Commencement Date”) and shall, unless terminated sooner pursuant to the provisions of Section 6, terminate on February 15, 2012.

3. Position and Duties.

During the term of his employment under this Agreement, Employee shall serve as the “Chief Financial Officer” of the Company. In such position, Employee will have the authority and responsibility normally attendant to an employee holding such position and will, among other things, be responsible for overseeing and managing the Company’s Finance divisions, adhering to the budgets set forth and approved by the Company, taking direction from his superiors and acting at all times in the Company’s best interests. From time to time Employee may be asked to perform other duties for the Company which may include, but shall not be limited to, sitting on various committees, acting on behalf of the Company for trade organizations, and/or assisting others in the Company in their divisions. Employee will at all times perform all of the duties and obligations required of him by the terms of this Agreement in a loyal and conscientious manner and to the best of Employee’s ability and experience.

4. Compensation.

(a)	In consideration for all rights and services provided by Employee, Employee shall receive 50,000 shares of the Company’s common, trading stock on each of the following dates:

April 1, 2011
July 1, 2011
October 1, 2011
January 1, 2012

(b)
In addition to the distribution of shares as set forth herein, the Company shall compensate Employee for any assistance to the Company unrelated to his duties as Chief Financial Officer, such as capital raise, marketing clientele in a mutually agreeable manner.

5. Expenses and Benefits.

Employee shall be entitled to reimbursement for all reasonable and ordinary expenses incurred by Employee in the course of, and directly related to, the rendering of services pursuant to this Agreement in accordance with the Company’s policies for reimbursement of such expenses, and the limitations thereon, that are in effect at the time such expenses are incurred. Such expenses shall be supported by reasonable documentation and accepted standards and rules that the Company will put into place from time to time.

6. Termination.

(a) The Company may terminate Employee’s employment and the Company’s obligations under this Agreement at any time within the Commencement Date for any reason, or for no reason, for cause or without cause, and the Company may terminate Employee’s employment and the Company’s obligations under this Agreement at any time “for cause,” subject, in each case, only to the termination compensation requirements set forth in Section 7. The following shall constitute termination “for cause”:

(1)	Employee’s death or permanent disability; or

(2)	The Company’s termination of Employee under any of the following circumstances, which also shall without limitation each be deemed to be a material breach of this Agreement:

(i)	The material breach by Employee of any material covenant contained in this Agreement or in Exhibit A;

(ii)	The material breach by the Employee of any material provision of the Company’s rules, regulations, policies or procedures in effect from time to time;

(iii)	The repudiation or purported termination of this Agreement by Employee (other than a termination by Employee pursuant to Section 6(b)); or

(iv)	The conviction (by trial or upon a plea) of Employee of a felony involving moral turpitude;

provided that, with respect to paragraphs (i) and (ii) supra, if the underlying breach is capable of cure, the basis of a “for cause” termination by the Company shall only arise if such breach is not cured within thirty (30) days after written demand for cure is given to Employee by the Company identifying such breach with reasonable particularity.

(b) Employee may terminate Employee’s employment under this Agreement and the Company’s obligations under this Agreement if:

(1)
The Company materially breaches any material covenant contained in this Agreement which breach, if capable of cure, is not cured within thirty (30) days after written demand for cure is given to the Company by Employee identifying the breach with reasonable particularity; or

(2)
The Company assigns to Employee duties and responsibilities substantially inconsistent with the duties and responsibilities described in Section 3 of this Agreement and (i) Employee thereafter notifies the Company in writing of the fact that Employee believes such has occurred, describing with reasonable particularity the facts upon which such conclusion is based, and (ii) the Company fails, within forty-five (45) days following receipt of such notice, to reassign to Employee duties and responsibilities substantially consistent with those described in Section 3 hereof.

(c) Any termination by the Company or by Employee pursuant to this Section 6 shall be effected by written notice of termination given to the other, and such termination shall be effective upon the giving of such notice, unless, in the case of a termination notice given by the Company to Employee, such notice states that the termination shall become effective on a later date (“Delayed Termination”), in which case such termination shall become effective on the date set forth in the notice. In the event of a Delayed Termination, the Company shall have the right in its sole discretion to determine whether or not Employee comes into the office and works during the period of time from the date the notice is given until the termination date; provided that, in any case, Employee shall be considered a full-time employee of the Company through the termination date.

7. Compensation Upon Termination.

(a)
If the Company terminates Employee’s employment and its obligations under this Agreement for cause, the Company shall provide earned share distribution as provided for herein to the date of termination.

(b)
If the Company terminates Employee’s employment under this Agreement other than for cause, then the Company shall pay Employee his accrued compensation through the term of the Contract and Employee shall become fully invested in all of the shares.

8. Non-Solicitation of Employees.

Employee agrees that he will not at any time during the Term, or during the twelve-month period following any termination of this Agreement or his employment hereunder, solicit (directly or indirectly) any employees or then engaged contractors of the Company to render services as an employee or contractor for or on behalf of Employee or any other person; provided that with respect to any such employee or contractor personally recruited to the Company by Employee after the Commencement Date, such obligation shall be in effect for the Term and for a period of six (6) months following any such termination.

9. Confidentiality.

The terms of the Confidential Information and Inventions Agreement attached hereto as Exhibit A are incorporated herein by this reference as if set forth in full herein and Employee agrees to act in accordance with and be bound by all of such terms. Employee covenants and agrees to keep the specific terms and provisions of this Agreement (other than compensation) in strictest confidence and not to disclose the same to any other person, other than Employee’s legal, accounting and financial advisers, to the extent necessary in order for them to discharge their professional responsibilities to Employee.

10. Rules, Regulations, Policies and Procedures.

Employee acknowledges that he shall perform his services in full compliance with all of the Company’s rules, regulations, policies and procedures, as the same may be in effect from time to time.

11. Miscellaneous Provisions.

(a) Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if delivered to the address set forth below, in the case of the Company, or to the address set forth beneath Employee’s signature hereto, in the case of Employee, by (1) U.S. certified mail, return receipt requested, postage prepaid, (2) facsimile with confirmation of successful transmission, or (3) personal delivery. Either party may change his or its address by giving written notice of the change to the other party in accordance with this provision. Any notice given prior to the notice of change of address shall not be affected by the notice of address change.

DAVI LUXURY BRAND GROUP

/s/ Parrish Medley
Parrish Medley, President

J. BERNARD RICE

/s/ J. Bernard Rice
J. Bernard Rice